Exhibit 10.20

313 Acquisition LLC

4931 N. 300 W.

Provo, UT 84604

[Date]
[Name]
[Address]

[Name]:

Reference is made to the Management Subscription Agreement (Incentive Units) (the “Subscription Agreement”) that you entered into with 313 Acquisition LLC (the “Company”) under the 313 Acquisition LLC Unit Plan (the “Plan”), and each and any agreement you entered into pursuant thereto (together with the Subscription Agreement, and the Plan, collectively, your “Equity Agreements”). Capitalized terms used but not defined in this letter shall have the meanings ascribed such terms in the Agreements.

As you know, pursuant to the terms of the Equity Agreements, any 2.0 Exit-Vesting Incentive Units and 3.0 Exit-Vesting Units (collectively, the “Exit-Vesting Units”) which are unvested at the time of any termination of your employment with the Company and its Subsidiaries and Affiliates.

The Board of Directors of the Company (the “Board”) has determined (and your Equity Agreements are hereby amended in accordance with Section 7(b) of the Plan to provide) that if a Termination Date occurs as a result of a termination of your employment without Cause by the Company and its Subsidiaries and Affiliates (and not as a result of Disability), your Exit-Vesting Units will remain outstanding and eligible to vest if the applicable vesting criteria are satisfied during the period (the “Tail Period”) beginning on your Termination Date, and ending on the date that is six months after the Termination Date. Any Exit-Vesting Units which are Unvested Incentive Units on the day following the last day of the Tail Period shall be forfeited as of such date (or to the extent a forfeiture is not permissible under applicable law for any reason, subject to the Call Option in Section 5.2 of the Subscription Agreement, with the purchase price per Unvested Incentive Unit equal to the lesser of (A) Fair Market Value (measured as of the Repurchase Notice Date) and (B) Cost).

Except as is provided in this letter, the Equity Agreements shall remain unchanged and continue in full force and effect.

Sincerely,

313 Acquisition LLC

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